Exhibit 99.1

   MOLECULAR DEVICES REPORTS RECORD REVENUES AND EARNINGS FOR THIRD QUARTER OF
                                      2005

    SUNNYVALE, Calif., Oct. 27 /PRNewswire-FirstCall/ -- Molecular Devices Corporation (Nasdaq: MDCC) today announced record revenues and earnings for the quarter ended September 30, 2005.

    Revenues for the quarter were a record $45.2 million, or an increase of 9% compared to the same period last year.

    On a GAAP basis, operating income for the third quarter of 2005 was $6.4 million, or an increase of $6.0 million compared to the same period last year. On a non-GAAP basis, excluding the one-time charge of $5.0 million for acquired in-process research and development related to the Axon acquisition in the third quarter of 2004, operating income increased 18% to $6.4 million in the third quarter of 2005 from $5.4 million in the third quarter of 2004.

    On a GAAP basis, fully diluted earnings per share for the third quarter of 2005 were $0.28, an increase of $0.35 per share compared with the same period last year. On a non-GAAP basis, excluding the fully diluted per share impact of the one-time charge in the third quarter of 2004, fully diluted earnings per share increased 40% to $0.28 in the third quarter of 2005 from $0.20 per share in the same period last year. A table reconciling operating income and fully diluted earnings per share on a GAAP and non-GAAP basis is provided immediately following the Condensed Consolidated Balance Sheets.

    "We are encouraged by our third quarter results, as we saw good growth in both our life sciences and drug discovery product families," stated Joseph D. Keegan, Ph.D., Molecular Devices' President and Chief Executive Officer. "In life sciences, we continued to see strong demand for our SpectraMax(R) M5 bench-top reader. In drug discovery, we saw excellent growth in both our high-throughput electrophysiology and FLIPR(R) product lines. Finally, we continue to feel confident that our life sciences and drug discovery markets will remain stable in the near-term."

    The Company also established guidance for the fourth quarter of 2005, updated guidance for the full year 2005 and provided initial guidance for the full year 2006. For the fourth quarter of 2005, the Company anticipates revenues of $52 to $54 million and fully diluted earnings per share of $0.34 to $0.36. For the full year 2005, the Company anticipates revenues of $181 to $183 million and fully diluted earnings per share of $0.96 to $0.99. For the full year 2006, the Company anticipates revenues of $192 to $202 million and non-GAAP fully diluted earnings per share of $1.10 to $1.20. The 2006 guidance does not include the impact of expensing stock options under FAS 123R, "Share-Based Payment." Information with respect to the exclusion of the impact of FAS 123R is provided immediately following the Condensed Consolidated Balance Sheets.

    Conference Call Information
    An earnings announcement conference call is scheduled for Friday, October 28, 2005 at 8:00 a.m. PDT (11:00 a.m. EDT). Interested parties can participate in the call by dialing 800-811-8830 (domestic) or 913-981-4904 (international). Replay dial-in numbers are 888-203-1112 (domestic) and 719-457-0820 (international), and the access code for the replay is 2041565.

    Investors can also access a live web-cast of the call through a link posted on the investor page on Molecular Devices' website (www.moleculardevices.com). A replay of the web-cast will be available at this location from October 28, 2005 to such time as the company reports its financial results for the fourth quarter of 2005.

    About Molecular Devices Corporation
    Molecular Devices Corporation is a leading supplier of high-performance bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. The Company's systems and consumables enable pharmaceutical and biotechnology companies to leverage advances in genomics, proteomics and parallel chemistry to facilitate the high-throughput and cost-effective identification and evaluation of drug candidates. The Company's solutions are based on its advanced core technologies that integrate its expertise in engineering, molecular and cell biology and chemistry. Molecular Devices enables its customers to improve research productivity and effectiveness, which ultimately accelerates the complex process of discovering and developing new drugs.

    This press release contains "forward-looking" statements, including statements related to future revenues and earnings. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Molecular Devices Corporation to differ materially from those indicated by these forward-looking statements, including, among others, risks related to variations in the amount of time that it takes for the Company to sell its products and collect accounts receivable, the timing of customer orders and the Company's dependence on orders that are shipped in the same quarter, which gives the Company limited visibility of future product shipments, risks related to increased competition, risks associated with the Company's need to develop new and enhanced products and other risks detailed from time to time in the Company's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. Molecular Devices Corporation does not undertake any obligation to update forward-looking statements.

                          MOLECULAR DEVICES CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                Three Months Ended              Nine  Months Ended
                                                   September 30,                   September 30,
                                           ----------------------------    ----------------------------
                                               2005            2004            2005            2004
                                           ------------    ------------    ------------    ------------
                                                    (unaudited)                     (unaudited)
REVENUES                                   $     45,156    $     41,502    $    128,758    $    101,044

COST OF REVENUES                                 17,393          15,802          50,040          38,120

GROSS PROFIT                                     27,763          25,700          78,718          62,924

OPERATING EXPENSES:
   Research and development                       6,421           6,432          18,956          15,158
   Selling, general and
    administrative                               14,947          13,828          43,854          36,364
   Acquired in-process research and
    development                                      --           5,000              --           5,000

      Total operating expenses                   21,368          25,260          62,810          56,522

INCOME FROM OPERATIONS                            6,395             440          15,908           6,402
Interest and other income, net                       46              41              19             126

INCOME BEFORE TAXES                               6,441             481          15,927           6,528
Income tax provision                             (1,793)         (1,749)         (5,398)         (3,862)

NET INCOME (LOSS)                          $      4,648    $     (1,268)   $     10,529    $      2,666

BASIC NET INCOME (LOSS) PER SHARE          $       0.28    $      (0.07)   $       0.63    $       0.17

DILUTED NET INCOME (LOSS) PER SHARE        $       0.28    $      (0.07)   $       0.61    $       0.17

SHARES USED IN COMPUTING BASIC NET
 INCOME (LOSS) PER SHARE                         16,567          17,751          16,841          15,557

SHARES USED IN COMPUTING DILUTED NET
 INCOME (LOSS) PER SHARE                         16,890          17,751          17,158          16,055

                          MOLECULAR DEVICES CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                   September 30,   December 31,
                                                       2005            2004
                                                   -------------   -------------
                                                            (unaudited)
ASSETS
   Current assets:
     Cash and cash equivalents                     $      12,191   $      30,175
     Accounts receivable, net                             37,336          36,995
     Inventories, net                                     24,021          25,785
     Deferred tax assets                                   8,239           9,654
     Prepaids and other current assets                     2,562           2,780
       Total current assets                               84,349         105,389

   Equipment and leasehold improvements, net              10,149          11,762
   Other assets                                          147,037         138,078
                                                   $     241,535   $     255,229

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
     Accounts payable                              $       7,866   $       7,085
     Accrued liabilities                                  23,738          30,748
       Total current liabilities                          31,604          37,833

   Long-term liabilities:
     Other long-term liabilities                           1,060           1,452
     Deferred tax liabilities                              5,296           5,324
       Total long-term liabilities                         6,356           6,776

  Stockholders' equity                                   203,575         210,620

                                                   $     241,535   $     255,229

                 HISTORICAL NON-GAAP RECONCILIATION (unaudited)

                                                Three Months Ended               Nine Months Ended
                                                   September 30,                   September 30,
                                           ----------------------------    ----------------------------
                                               2005            2004            2005            2004
                                           ------------    ------------    ------------    ------------
  OPERATING INCOME - GAAP BASIS            $      6,395    $        440    $     15,908    $      6,402
     Acquired in-process research and
      development                                    --           5,000              --           5,000
  NON-GAAP OPERATING INCOME                $      6,395    $      5,440    $     15,908    $     11,402

  GAAP FULLY DILUTED EARNINGS (LOSS)
   PER SHARE                               $       0.28    $      (0.07)   $       0.61    $       0.17
     Acquired in-process research and
      development                                    --            0.27              --            0.31
  NON-GAAP FULLY DILUTED EARNINGS PER
   SHARE                                   $       0.28    $       0.20    $       0.61    $       0.48

  FULLY DILUTED SHARES                           16,890          18,327          17,158          16,055

    NON-GAAP FINANCIAL GUIDANCE
    Molecular Devices Corporation's guidance for the full year 2006 with respect to fully diluted earnings per share excludes the impact of the adoption of FAS 123R, "Share-Based Payment." Molecular Devices will adopt FAS 123R in the first quarter of 2006 and although expected to be material, Molecular Devices cannot predict the impact of the adoption of FAS 123R at this time because it will depend on the valuation methodology adopted, assumptions used and the levels of share-based payments granted in the future. Accordingly, Molecular Devices cannot estimate GAAP fully diluted earnings per share for the full year 2006 at this time with any degree of certainty.

    NON-GAAP MEASURES
    Each non-GAAP financial measure presented in this press release is included because Molecular Devices Corporation's management uses this information for internal planning and forecasting purposes as well as to monitor and evaluate on-going operating results and trends excluding the impact of the adoption of FAS 123R and the unusual item related to the acquisition of Axon Instruments in July 2004. Molecular Devices' management believes that with respect to such historical non-GAAP financial measures, such measures are also useful for investors because the charge for acquired in-process research and development related to the Axon acquisition is the result of a transaction that is unusual due to its nature, size and frequency. Consequently, excluding this charge from Molecular Devices' operating results provides investors an important insight into Molecular Devices' operating results and related trends of its core business. In addition, excluding the impact of FAS 123R from Molecular Devices' financial guidance provides meaningful supplementary information to both management and investors that is indicative of Molecular Devices' core anticipated operating results and enhances an overall understanding of Molecular Devices' prospects for the future.